Exhibit 1

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D/A with respect to the shares of common stock of Rubico Inc. to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D/A, and any amendments hereto, jointly on behalf of each such party

Dated: October 16, 2025

Family Trading Inc.

Signature:	/s/ Andreas Louka
Name/Title:	Andreas Louka / President / Treasurer / Director
Date:	10/16/2025

3 Sororibus Trust

Signature:	/s/ Alexandros Economou
Name/Title:	Alexandros Economou / Sole Director
Date:	10/16/2025

Evangelos J. Pistiolis

Signature:	/s/ Evangelos J. Pistiolis
Name/Title:	Evangelos J. Pistiolis
Date:	10/16/2025